Exhibit 10.3

CONFIDENTIAL TREATMENT

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) effective as of July 31, 2002 (the “Effective Date”), is between CUBIST PHARMACEUTICALS, INC., a corporation organized and existing under the laws of Delaware (together with its Affiliates (as defined below) referred to herein as “CUBIST”) and BIOCHEMIE GMBH, a corporation organized and existing under the laws of Austria (together with its Affiliates referred to herein as “BIOCHEMIE”). BIOCHEMIE and CUBIST are sometimes hereinafter referred to each as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, BIOCHEMIE has developed a proprietary compound known as CAB-175 using BIOCHEMIE Know-How (as defined below) and has rights to BIOCHEMIE Patent Rights (as defined below); and

WHEREAS, CUBIST desires to obtain a license under the BIOCHEMIE Patent Rights and BIOCHEMIE Know-How upon the terms and conditions set forth herein for purposes of developing and commercializing CAB-175 and certain other compounds in the Territory (as defined below), and BIOCHEMIE desires to grant such a license.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1         “Abandoned Product” shall have the meaning set forth in Section 3.5(b).

1.2           “Affiliate” shall mean, with respect to any Person,  (i) any other Person of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled, or held, directly or indirectly by, or under common ownership or control with, such Person; or (ii) any other Person that, directly or indirectly, owns, controls, or holds fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of such Person.

1.3         “Agreement” shall have the meaning set forth in the preamble.

*    Confidential Treatment Requested.  Omitted portions filed with the Commission.

1.4           “BIOCHEMIE Improvement” shall mean any improvement or enhancement in or to (i) the manufacture, formulation, ingredients, preparation, presentation, means of delivery, dosage or packaging of Licensed Products or (ii) any invention that is necessary or useful in connection with the research, development, manufacture, marketing, promotion, use, sale, import or export of Licensed Products, which improvement or enhancement is owned or licensed by BIOCHEMIE at any time during the term of this Agreement.

1.5         “BIOCHEMIE Indemnitees” shall have the meaning set forth in Section 7.2.1.

1.6         “BIOCHEMIE Inventions” shall have the meaning set forth in Section 8.1.

1.7         “BIOCHEMIE Joint Patent Rights” shall mean all of BIOCHEMIE’s right, title and interest in and to the Joint Patents.

1.8           “BIOCHEMIE Know-How” shall mean all information and materials including, but not limited to, discoveries, BIOCHEMIE Improvements, processes, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, that (i) at any time during the term of this Agreement are owned by BIOCHEMIE or that BIOCHEMIE, through license or otherwise, has or acquires rights, in each case that are capable of being licensed or sublicensed to CUBIST, (ii) are not generally known and are not disclosed in any published BIOCHEMIE Patents, and (iii) are necessary or useful in connection with the research, development, manufacture, marketing, promotion, use, sale, import or export of Licensed Products, including, without limitation, all data and information regarding the safety and efficacy of Licensed Products.

1.9           “BIOCHEMIE Patents” shall mean any and all patents, patent applications, utility models and supplementary protection certificates (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) that during the term of this Agreement are owned by BIOCHEMIE or to which BIOCHEMIE through license or otherwise has or acquires sublicenseable rights, in each case that are capable of being licensed or sublicensed to CUBIST, and that: (i) claim the structure or composition of any Licensed Products or claim any method of use of any Licensed Products; (ii) claim any invention necessary or useful in connection with the research, development, manufacture, marketing, promotion, use, sale, import or export of Licensed Products, including, without limitation, all data and information regarding the safety and efficacy of Licensed Products; (iii) claim BIOCHEMIE Improvements; (iv) are divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, utility, models and the like of any patents and patent applications claiming any of the items referred to in the foregoing clauses (i)-(iii); or (v) are foreign equivalents or counterparts of any patents or patent applications filed in any country and claiming any of the items referred to in the foregoing clauses (i)-(iii) or are foreign equivalents or counterparts of any of the items referred to in the foregoing clause (iv).  Notwithstanding the foregoing, the term “BIOCHEMIE Patents” shall not include any Joint Patents. Without limiting the generality of any of the foregoing, Schedule 1 sets forth a list of all BIOCHEMIE Patents as of the Effective Date.

1.10       “BIOCHEMIE Retained Manufacturing Rights” shall have the meaning set forth in Section 3.2 hereof.

1.11       “BIOCHEMIE Retained Research Rights” shall have the meaning set forth in Section 3.2 hereof.

1.12         “BIOCHEMIE Retained Rights” shall mean both the BIOCHEMIE Retained Manufacturing Rights and the BIOCHEMIE Retained Research Rights.

1.13         “BIOCHEMIE Similar Compound” shall mean (i) any cephalosporin compound that is listed on Schedule 2, (ii) any cephalosporin compound that meets the criteria set forth on Schedule 3 and that is either owned or licensed by BIOCHEMIE or (iii) any pharmaceutical composition containing any of the items referred to in the foregoing clauses (i) and (ii).

1.14         “BIOCHEMIE Trademark” shall mean any registered or unregistered trademark or service mark owned or licensed by BIOCHEMIE for use or proposed use in conjunction with Licensed Products, including, without limitation, any trademark or service mark that BIOCHEMIE has applied to register, or applies to register, anywhere in the Territory in connection with Licensed Products.  Without limiting the generality of the foregoing, Schedule 4 sets forth a list of all BIOCHEMIE Trademarks as of the Effective Date.

1.15         “Calendar Quarter” shall mean a period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

1.16         “Calendar Year” shall mean a period of twelve (12) consecutive calendar months commencing on January 1 and ending on December 31.

1.17       “Code” shall have the meaning set forth in Section 9.5(d).

1.18         “Combination Product” shall mean (i) any product or pharmaceutical composition consisting of, among other things, at least two distinct active pharmaceutical ingredients, one of which shall be a Licensed Product or (ii) two or more products or pharmaceutical compositions that are marketed and sold together in the same package, where at least one of such products or pharmaceutical compositions is a Licensed Product and at least one of the other products or pharmaceutical compositions are not Licensed Products (including, without limitation, (1) a pharmaceutical composition containing an active pharmaceutical ingredient distinct from the active pharmaceutical ingredient of such Licensed Product, (2) a delivery device or (3) a delivery system).

1.19       “Compound” shall mean CAB-175, the structure of which is set forth in Schedule 5.

1.20       “CUBIST” shall have the meaning set forth in the preamble.

1.21       “CUBIST Indemnitees” shall have the meaning set forth in Section 7.2.2.

1.22       “CUBIST Inventions” shall have the meaning set forth in Section 8.1.

1.23       “Default Major Market Countries” shall have the meaning set forth in Section 9.4(a).

1.24         “Directly Competitive Product” shall mean any cephalosporin antibiotic in any formulation for intravenous delivery that (i) is developed, marketed and sold for systemic delivery by BIOCHEMIE or its sublicensees and (ii) is directly competitive against any Licensed Product under development or being commercialized by CUBIST or its sublicensees.

1.25       “Dispute Notice” shall have the meaning set forth in Section 10.1.

1.26       “Effective Date” shall have the meaning set forth in the preamble.

1.27       “FDA” shall mean the United States Food and Drug Administration.

1.28         “Generic Product” shall mean, with respect to any country within the Territory, any product or pharmaceutical composition that can be sold or otherwise commercialized in such country by any Person that does not [*] in such country, and where the sale or other commercialization of such product or pharmaceutical composition in such country by such Person does not [*], including, without limitation, the [*].

1.29       “ICC” shall have the meaning set forth in Section 10.2(a).

1.30       “ICC Rules” shall have the meaning set forth in Section 10.2(a).

1.31       “Intravenous Licensed Product” shall mean any Licensed Product formulated for intravenous delivery.

1.32       “Japan License” shall have the meaning set forth in Section 3.3.

1.33         “Joint Development Committee” shall mean the committee established pursuant to the Manufacturing and Supply Agreement.

1.34       “Joint Inventions” shall have the meaning set forth in Section 8.1.

1.35         “Joint Patents” shall mean any and all patents, patent applications, utility models and supplementary protection certificates (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) that: (i) claim Joint Inventions; (ii) are divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, utility, models and the like of any patents and patent applications claiming Joint Information and Inventions; or (iii) are foreign equivalents or counterparts of any patents or patent applications filed in any country and claiming Joint Inventions or are foreign equivalents or counterparts of any of the items referred to in the foregoing clause (ii).

1.36         “Licensed Product(s)” shall mean any one or more of the following: (i) Compound, (ii) any BIOCHEMIE Similar Compound, (iii) any improvement of Compound or of any BIOCHEMIE Similar Compound [*] or (iv) any pharmaceutical composition containing any of the items referred to in the foregoing clauses (i)-(iii).  Each distinct formulation (including, but not limited to, any formulations in the form of solution for injection, oral suspension and oral solid dosage form) of any of the items referred to in the foregoing clauses (i)-(iv) shall be treated as a separate Licensed Product.  Without limiting the generality of the foregoing, an oral formulation of any of the items referred to in the foregoing clauses (i)-(iv) shall be a Licensed Product.  CUBIST’s rights to develop and commercialize BIOCHEMIE Similar Compounds shall be subject to the limitations set forth in Section 3.5(a) hereof and CUBIST’s rights to commercialize Oral Licensed Products shall be subject to the limitations set forth in Section 3.5(c) hereof.

1.37       “Losses” shall have the meaning set forth in Section 7.2.1.

1.38       “Major Market Countries” shall mean France, Germany, Italy, United Kingdom and United States.

1.39         “Manufacturing and Supply Agreement” shall mean a Manufacturing and Supply Agreement to be negotiated and executed by the Parties after the Effective Date, pursuant to which, among other things, BIOCHEMIE shall agree to manufacture and supply to CUBIST, and CUBIST shall agree to purchase from BIOCHEMIE, Licensed Products, all upon such terms and conditions as shall be mutually satisfactory to CUBIST and BIOCHEMIE and set forth in such Manufacturing and Supply Agreement.

1.40       “NDA” shall mean a New Drug Application filed in the United States.

1.41         “Net Sales” shall mean the aggregate gross sales actually received by CUBIST or sublicensees from sales of a Licensed Product sold directly by CUBIST or sublicensees to an independent third party that is not an Affiliate or sublicensee after deducting, if not previously deducted, from the amount received:

(a)           trade and quantity discounts in amounts customary in the trade and as required to do business in the Territory;

(b)           returns, rebates and allowances in amounts customary in the trade and as required to do business in the Territory;

(c)           chargebacks paid on sale or dispensing of Licensed Product; and

(d)           sales or excise taxes, transportation, insurance charges, custom duties and other governmental charges.

For purposes of this Agreement, independent third party distributors of CUBIST shall not be deemed to be sublicensees.

In the event that a Licensed Product is sold as a component of a Combination Product, then Net Sales shall be determined by multiplying the Net Sales of the Combination Product by the fraction A/(A+B) where A equals the average selling price of such Licensed Product sold separately in finished form and B equals the aggregate average selling price of the relevant other product sold separately in finished form, in each case in the relevant country in which sales were made.  In the event that no separate sale of either Licensed Product or the relevant other product is made during the applicable royalty reporting period and in the relevant country in which the sale of the Combination Product was made, then Net Sales shall be determined by multiplying the Net Sales of the Combination Product by a fraction (C/(C+D)), where C equals CUBIST’s standard fully-absorbed cost of Licensed Product and D equals the standard fully-absorbed cost of the relevant other product, in each case determined in accordance with United States generally accepted accounting principles for the relevant country in which sales were made.  If the relevant other product is sold separately in finished form and Licensed Product is not, then Net Sales shall be determined by multiplying the Net Sales of the Combination Product by the fraction (E – B)/E, where E equals the average selling price of the Combination Product for the country in which sales were made.

1.42         “Oral Licensed Product(s)” shall mean any Licensed Product that is formulated to be orally bioavailable (including, without limitation, in oral suspension form or oral solid dosage form) or that is administered to the intended patient population orally.

1.43       “Party” shall have the meaning set forth in the preamble.

1.44         “Person” shall mean any individual, entity, association, corporation, partnership, limited liability company, government (or agency or subdivision thereof), trust, joint venture, or proprietorship.

1.45         “Proprietary Information” shall mean all inventions, discoveries, improvements, processes, formulas, materials, know-how and trade secrets, and all other scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing or orally or by sensory detection, which is provided by, or on behalf of, one Party to the other Party in connection with this Agreement or the Manufacturing and Supply Agreement.

1.46       “Section 3.3 CUBIST License” shall have the meaning set forth in Section 3.3.

1.47       “Section 5.5(a) Claim” shall have the meaning set forth in Section 5.5(a).

1.48         “Territory” shall mean all countries of the world; provided, however, that in the event that BIOCHEMIE terminates the Japan License pursuant to, and in accordance with, the provisions of Section 3.3, then the term “Territory” shall not include Japan.

1.49       “TM Infringement” shall have the meaning set forth in Section 8.9.

1.50         “Valid Claim” shall mean (i) an unexpired claim of an issued patent within BIOCHEMIE Patents which has not been found to be invalid or unenforceable by a court or other authority in the subject country, from which decision no appeal is taken or can be taken; or (ii) a claim of a pending patent application within the BIOCHEMIE Patents, which patent application claims a first priority no more than ten (10) years prior to the date upon which pendency is determined.

ARTICLE II

TRANSFER OF KNOW-HOW AND INFORMATION; TECHNICAL ASSISTANCE

2.1           Transfer of Know-How and Information.

(a)           [*] days of the Effective Date, BIOCHEMIE shall provide CUBIST with a written report setting forth a summary and status of all BIOCHEMIE Patents and all BIOCHEMIE Know-How as of such date.  Thereafter, on [*] of each calendar year during the term of this Agreement, BIOCHEMIE shall provide CUBIST with a written report setting forth a summary and status of (i) all additional BIOCHEMIE Know-How that BIOCHEMIE may develop or acquire or that BIOCHEMIE has not previously disclosed to CUBIST pursuant to this Section 2.1(a) and (ii) all BIOCHEMIE Patents that have not been previously disclosed to CUBIST pursuant to this Section 2.1(a).  Promptly after BIOCHEMIE discloses to CUBIST any BIOCHEMIE Patents pursuant to this Section 2.1(a) that are not listed on Schedule 1 to this Agreement, CUBIST and BIOCHEMIE agree to execute and deliver to each other a written instrument listing or otherwise identifying such BIOCHEMIE Patents and [*] or [*] listed or otherwise identified in such written instrument [*] for all purposes of this Agreement.  From time to time during the term of this Agreement (but in no event less frequently than on [*] of each calendar year), BIOCHEMIE shall provide CUBIST with a written report detailing the activities undertaken by BIOCHEMIE, and the results obtained from such activities, in connection with the exercise by BIOCHEMIE of the [*].  At any time during the term of this Agreement, upon request by CUBIST, BIOCHEMIE shall deliver to CUBIST or its designee copies of all [*] or its agents with respect to those [*] specified by CUBIST in such request, and copies of all [*] that are useful or necessary to enable CUBIST to practice and use the [*] specified in such request.  From time to time during the term of this Agreement, BIOCHEMIE shall also take such actions, and deliver to CUBIST such [*]] as CUBIST may reasonably request for purposes of effectively [*] specified or identified [*] in such request.  Notwithstanding anything expressed or implied in this Section 2.1(a) to the contrary, [*] under this Section 2.1(a) to [*] any [*] that pertains solely to the [*] [*] to [*] that pertains solely to the [*] only if and to the extent that such [*] is required pursuant to [*].

(b)           BIOCHEMIE will, as soon as reasonably practicable after the Effective Date but in no event later than [*] days after the Effective Date, provide CUBIST copies of all regulatory filings, and the results of all clinical and non-clinical testing of Licensed Products performed by or on behalf of BIOCHEMIE.  On an ongoing basis during the term of this Agreement, BIOCHEMIE will provide to CUBIST (i) all information in BIOCHEMIE’s possession regarding pre-clinical testing and clinical testing performed or to be performed by or on behalf of BIOCHEMIE with respect to the Licensed Products (including, without limitation, information concerning the design and plans with respect to such pre-clinical testing or clinical testing) as such information becomes available, (ii) the results of all clinical and non-clinical testing performed by or on behalf of BIOCHEMIE with respect to the Licensed Products as such information becomes available, (iii) all information in BIOCHEMIE’s possession regarding Licensed Products necessary or useful for making regulatory filings in the Territory with respect to Licensed Products as such information becomes available, and (iv) copies of all regulatory filings made by or on behalf of BIOCHEMIE with respect to Licensed Products promptly after such regulatory filings are made.  CUBIST shall have a right of access, a right of reference and the right to use and incorporate all information provided to it pursuant to this subparagraph (b) in its applications for regulatory approvals of Licensed Products within the Territory and for all other purposes related to the research, development, manufacture, use and commercialization of Licensed Products.

(c)           Notwithstanding anything expressed or implied in the foregoing provisions of this Section 2.1 to the contrary, nothing in this Section 2.1 or elsewhere in this Article II are intended to diminish the scope of the exclusive rights licensed by BIOCHEMIE to CUBIST pursuant to Article III below or to suggest that, from and after the Effective Date, BIOCHEMIE retains any rights to research, develop, seek regulatory approval for, manufacture, use or commercialize any Licensed Product, other than the BIOCHEMIE Retained Rights.

2.2           BIOCHEMIE Assistance.  During the term of this Agreement, BIOCHEMIE shall provide CUBIST with reasonable access to consult with pertinent BIOCHEMIE employees (including, but not limited to, [*] that have had prior experience working with any Licensed Products or any BIOCHEMIE Similar Compound.  Except for participation in the Joint Development Committee, such consultations shall occur at the request of CUBIST, provided that it is at a mutually agreeable time and place. CUBIST shall be required to pay all reasonable out-of-pocket expenses incurred by BIOCHEMIE personnel in connection with any such consultations.  The subject matter and scope of such consultations shall be defined jointly by CUBIST and BIOCHEMIE and shall in any event allow CUBIST to take advantage of such pertinent BIOCHEMIE employees’ expertise and resources for purposes of assisting CUBIST in the research, development, manufacture, use, marketing, promotion, sale and other commercialization of Licensed Products.

2.3           Health Hazards.  BIOCHEMIE will notify CUBIST immediately of any material health hazards with respect to Licensed Products that may impact employees involved in the research, development, manufacture, production or supply of Licensed Products.

2.4           English Language. All disclosures or information delivered or made available by either Party or its employees and agents to the other Party and its employees or agents pursuant to this Article II or any of the other provisions of this Agreement or the Manufacturing and Supply Agreement shall be made in English.

ARTICLE III

LICENSE; RETAINED RIGHTS; DILIGENCE; RIGHT OF FIRST NEGOTIATION

3.1           License Grant.  Subject to the terms and conditions of this Agreement (including, without limitation, the rights retained by BIOCHEMIE pursuant to Sections 3.2 and 3.3 below and the limitations set forth in Section 3.5 below on certain of the rights granted to CUBIST in this Section 3.1), BIOCHEMIE hereby grants to CUBIST the exclusive right and license (even as to BIOCHEMIE), including the right to sublicense, under the BIOCHEMIE Patents, the BIOCHEMIE Know-How and the BIOCHEMIE Joint Patent Rights to research, develop, make, have made, use, promote, market, sell, offer to sell, import or export Licensed Products in the Territory for any and all purposes and uses.  Notwithstanding the grant by BIOCHEMIE of the foregoing license, BIOCHEMIE retains the BIOCHEMIE Retained Rights.  CUBIST may grant sublicenses of the rights licensed to CUBIST pursuant to this Section 3.1.  It is understood that this Section 3.1 does not provide for the license to CUBIST of any rights that a third party may own in or to a BIOCHEMIE Similar Compound and that have not been licensed by such third party to BIOCHEMIE; provided, however, that such third party has not acquired such rights from BIOCHEMIE in violation of the rights granted by BIOCHEMIE to CUBIST pursuant to this Section 3.1.

3.2           Certain Research and Manufacturing Rights Retained by BIOCHEMIE.  Notwithstanding the license granted pursuant to Section 3.1 above, BIOCHEMIE shall retain those rights under the BIOCHEMIE Patents, the BIOCHEMIE Know-How and the BIOCHEMIE Joint Patent Rights as may be necessary to perform BIOCHEMIE’s obligations under the Manufacturing and Supply Agreement, including, without limitation, (i) the right to engage in technical development relative to chemical, analytical and method validation in order to enable the manufacture of Licensed Products pursuant to the Manufacturing and Supply Agreement in conformity with good manufacturing practices and (ii) the right to manufacture Licensed Product pursuant to, and in accordance with, the Manufacturing and Supply Agreement (collectively, the “BIOCHEMIE Retained Manufacturing Rights”).  In addition, BIOCHEMIE shall retain those rights under the BIOCHEMIE Patents, the BIOCHEMIE Know-How and the BIOCHEMIE Joint Patent Rights as may be necessary to allow BIOCHEMIE to engage only in [*] (the “BIOCHEMIE Retained Research Rights”).  In no event shall the BIOCHEMIE Retained Research Rights include the right of BIOCHEMIE to engage in [*].  BIOCHEMIE shall exercise the BIOCHEMIE Retained Manufacturing Rights pursuant to, and in accordance with, the Manufacturing and Supply Agreement.  The right of BIOCHEMIE to exercise the BIOCHEMIE Retained Research Rights shall be co-exclusive with the right of CUBIST, pursuant to Section 3.1 above, to engage in research and preclinical development of Licensed Products.  BIOCHEMIE may not sublicense or assign any of the BIOCHEMIE Retained Research Rights or, except to the extent otherwise provided in the Manufacturing and Supply Agreement, any of the BIOCHEMIE Retained Manufacturing Rights.

3.3           Retained Rights to Japan. BIOCHEMIE shall have the right to terminate the license granted to CUBIST pursuant to Section 3.1 with respect to Japan only (such license to be referred to as the “Japan License”), if and only if, on or prior to December 31, 2002, BIOCHEMIE shall give written notice to CUBIST that BIOCHEMIE elects to terminate the Japan License.  From and after the date CUBIST receives such notice (provided such date is no later than December 31, 2002), the Japan License shall be terminated, Japan shall not be included in the Territory and any reference in this Agreement or in the Manufacturing and Supply Agreement to the term “Territory” shall be deemed to be a reference to all of the countries of the world except Japan.  In the event that the Japan License is terminated pursuant to, and in accordance with, the provisions of this Section 3.3, [*], by giving written notice to [*] within [*] of the termination of the Japan License, a [*] during the period commencing on the Effective Date and ending on the effective date of [*] and that are necessary and useful to the [*] (the “Section 3.3 CUBIST License”).  Upon CUBIST’s receipt of such written notice, [*] shall negotiate in good faith for a period not to exceed [*] days to see if the Parties can agree upon mutually satisfactory terms for the [*].  In the event that [*] in accordance with the foregoing provisions of this Section 3.3, the Parties shall, within [*] days after such termination, [*] during the period commencing on [*] and ending on the effective date of the termination of the Japan License (including, without limitation, [*] and that is [*] to the [*] of Licensed Products [*].  The [*] shall occur regardless of whether [*] for the [*] of the [*].  Following the [*], the Parties shall, from time to time during the term of this Agreement, [*] as promptly as practicable all [*] within the Parties’ [*] that was [*] and that is [*] to the [*] of Licensed Products [*].  Any such [*] for such [*].  At any time during the term of this Agreement, the Parties may reach agreement on [*] within the Parties’ respective [*] and that is [*] to the [*] of Licensed Products [*].  Any such [*] by the Parties shall be [*].

3.4           CUBIST’S Right to Abandon Licensed Products.   CUBIST shall have the right to abandon research, development or commercialization of any Licensed Product because of [*].  CUBIST shall not exercise its right to abandon research, development or commercialization of any Licensed Product because of the lack of [*] until [*].   CUBIST shall exercise its rights under this Section 3.4 to abandon research, development or commercialization of any Licensed Product by giving written notice of such abandonment at least [*] days prior to the effective date of such abandonment specified in such written notice.  In the event that CUBIST exercises its right under this Section 3.4 to abandon research, development or commercialization of any Licensed Product, then the license granted to CUBIST pursuant to Section 3.1 shall terminate automatically with respect to such abandoned Licensed Product only.

3.5           Limitation on CUBIST’S Rights With Respect to Certain Licensed Products.

(a)           Notwithstanding any provision in this Agreement to the contrary (including, without limitation, the provisions of Section 3.1 above), CUBIST shall not have the right to develop or commercialize any BIOCHEMIE Similar Compound unless otherwise provided in Section 3.5(b) below.  The foregoing limitation on CUBIST’s right to develop and commercialize BIOCHEMIE Similar Compounds shall not imply or be construed as if BIOCHEMIE, other than in the case of the BIOCHEMIE Retained Rights, were retaining any right to develop or commercialize any BIOCHEMIE Similar Compounds.  BIOCHEMIE hereby acknowledges and agrees that it has granted to CUBIST an exclusive right and license to all BIOCHEMIE Similar Compounds and all other Licensed Products pursuant to the provisions of Section 3.1 above and that, although such exclusive right and license granted to CUBIST is, in the case of BIOCHEMIE Similar Compounds, subject to the limitation set forth in the first sentence of this Section 3.5(a), BIOCHEMIE nevertheless, except for the BIOCHEMIE Retained Rights, does not retain any of the rights granted to CUBIST pursuant to Section 3.1 above, including, without limitation, any of the rights granted to CUBIST with respect to BIOCHEMIE Similar Compounds.

(b)           In the event that CUBIST abandons a Licensed Product pursuant to, and in accordance with, the provisions of Section 3.4 above (in each case, an “Abandoned Product”), then CUBIST shall be entitled to replace such Abandoned Product with a BIOCHEMIE Similar Compound [*]. CUBIST shall exercise its right to replace an Abandoned Product pursuant to this Section 3.5(b) by giving written notice to BIOCHEMIE no later than [*] days after the abandonment of such Abandoned Product, stating that CUBIST is exercising such right.  Within [*] days after receipt of such written notice given by CUBIST, BIOCHEMIE shall [*] the [*].  Any such [*] shall be deemed to [*] made by [*] that the [*].  At the time of such [*] all of the [*] so [*].  Effective immediately upon such [*] as the [*], such BIOCHEMIE Similar Compound shall replace such Abandoned Product, the limitations set forth in the first sentence of Section 3.5(a) on CUBIST’s right to develop and commercialize such BIOCHEMIE Similar Compound shall terminate and CUBIST shall be entitled to exercise all of the rights granted to it pursuant to Section 3.1 above with respect to such BIOCHEMIE Similar Compound.  The Parties hereby acknowledge that upon the abandonment by CUBIST of a BIOCHEMIE Similar Compound selected pursuant to this Section 3.5(b), BIOCHEMIE may, subject to, and in accordance with, the terms and conditions of Section 9.4(c), terminate this Agreement.

(c)           Notwithstanding any provision in this Agreement to the contrary (including, without limitation, the provisions of Section 3.1 above), CUBIST shall not have the right to sell any Oral Licensed Product unless and until the Parties, in accordance with the provisions of Section 6.2 hereof, shall have negotiated in good faith the [*].  The foregoing limitation on CUBIST’s right to commercialize Oral Licensed Products shall not imply or be construed as if BIOCHEMIE were retaining any right to commercialize any Oral Licensed Product.  BIOCHEMIE hereby acknowledges and agrees that it has granted to CUBIST an exclusive right and license to all Oral Licensed Products and all other Licensed Products pursuant to the provisions of Section 3.1 above and that, although such exclusive right and license granted to CUBIST is, in the case of Oral Licensed Products, subject to the limitation set forth in the first sentence of this Section 3.5(c), [*] nevertheless, except for the [*], does not [*], including, without limitation, [*] with respect to Oral Licensed Products.  In the event that CUBIST and BIOCHEMIE desire to collaborate in the development of an Oral Licensed Product, then the Parties shall [*] in connection with such [*] and shall enter into a mutually acceptable research collaboration agreement that evidences such [*].

3.6           CUBIST Diligence.  Subject to, and in accordance with, the terms and conditions of this Agreement and all requirements of applicable laws, rules and regulations, CUBIST shall use commercially reasonable efforts to research, develop, promote, market, sell, offer to sell and otherwise commercialize one Licensed Product in the Major Market Countries.  The sole remedy of BIOCHEMIE for any breach by CUBIST of its obligations under this Section 3.6 is to exercise BIOCHEMIE’s special termination rights pursuant to Section 9.4 hereof.  Any abandonment by CUBIST of any Licensed Product pursuant to, and in accordance with, the provisions of Section 3.4 hereof shall not be deemed to constitute a breach of the provisions of this Section 3.6.

3.7           Right of First Negotiation on Third Party Transactions.   Subject to the limitation set forth below in this Section 3.7, in the event that BIOCHEMIE intends to grant a license or sublicense (or to otherwise transfer rights) to a third party to develop or commercialize a [*], BIOCHEMIE shall so notify CUBIST [*] with [*] with respect to such license or sublicense (or such other transfer of rights). If, within [*] days after CUBIST has received such notice from BIOCHEMIE, CUBIST notifies BIOCHEMIE in writing that it wishes to negotiate to obtain a license or sublicense (or otherwise acquire rights to) such [*], then the [*] of [*]days to see if the [*] pursuant to which BIOCHEMIE would license or sublicense (or otherwise transfer rights to) such [*].  If BIOCHEMIE and CUBIST cannot reach agreement on such terms within such [*] days, then [*] into [*] with [*], and [*] with [*], for the grant of license or sublicense (or other transfer of rights) to [*] to [*].  During the [*] day period in which CUBIST and BIOCHEMIE are negotiating pursuant to this Section 3.7, such [*] and [*] with [*] regarding the grant of a license or sublicense (or other transfer of rights) to [*] to [*].  Notwithstanding anything expressed or implied in the foregoing provisions of this Section 3.7, BIOCHEMIE shall not have to comply with its obligations under this Section 3.7 at any time when (i) CUBIST acknowledges in writing that it is in breach of its obligations under Section 3.6 above, (ii) the arbitrators in any arbitration proceeding pursuant to Section 10.2 or any court of competent jurisdiction determine that CUBIST is in breach of its obligations under Section 3.6 above or (iii) CUBIST agrees to waive its right of first negotiation under this Section 3.7.  The Parties acknowledge and agree that, notwithstanding any of the provisions set forth above in this Section 3.7 to the contrary, (A) BIOCHEMIE may [*] and [*] regarding the grant of a license or sublicense (or other transfer of rights) to [*] or to any of its wholly owned subsidiaries to [*] without having first to comply with the provisions of this

Section 3.7, and (B) BIOCHEMIE may grant a license or sublicense (or otherwise transfer rights) to [*] to [*] if and to the extent that such [*] is a Generic Product in such country.

3.8           Trademarks.  BIOCHEMIE hereby grants CUBIST an exclusive, royalty-free license under its entire right, title and interest in and to the BIOCHEMIE Trademarks, if any, to use and display the BIOCHEMIE Trademarks in connection with the commercialization of Licensed Products within the Territory.  CUBIST shall not use BIOCHEMIE’s trade names and/or marks in a way which would be confusing or otherwise adversely affect their value.  CUBIST shall not be obligated to use BIOCHEMIE Trademarks, and shall be free to select, create and use its own trade names and marks for its use, in connection with the Licensed Products in the Territory.

3.9           Use of Name.  Neither Party shall use the other Party’s name without the prior written consent of such other Party, which consent may be given or withheld at such other Party’s sole discretion.

ARTICLE IV

CONFIDENTIALITY

4.1           Nondisclosure Obligation.  All Proprietary Information disclosed by or on behalf of one Party to the other Party under this Agreement or the Manufacturing and Supply Agreement shall be maintained in confidence by the receiving Party and shall not be disclosed to a non-Party or used for any purpose whatsoever without the prior written consent of the other Party, except to the extent that such Proprietary Information:

(a)           is known by recipient at the time of its receipt, and not through a prior disclosure by or on behalf of the disclosing Party, as documented by contemporaneous business records;

(b)           is properly in the public domain through no fault of the recipient;

(c)           is subsequently disclosed to a receiving Party by a third party who may lawfully do so and is not directly or indirectly under an obligation of confidentiality to the disclosing Party, as documented by written business records in existence prior to the receipt of such information from the disclosing Party;

(d)           is developed by the recipient independently of, and without reference to or use of, Proprietary Information received from the disclosing Party;

(e)           is required to be disclosed to governmental or other regulatory agencies in order to obtain patents, to obtain approval to conduct clinical trials or to market Licensed Products, or to comply with applicable NASDAQ or Securities and Exchange Commission regulations; provided however, that such disclosure may be only to the extent reasonably necessary to obtain patents or approval, or to comply with regulations as appropriate and that confidential treatment will be sought to the extent reasonably practicable;

(f)            is disclosed to actual or potential permitted sublicensees or permitted assignees and/or other third parties (1) for the purpose of conducting activities under this Agreement and the Manufacturing and Supply Agreement (or for such actual or potential permitted sublicensees or permitted assignees and/or other third parties to determine their interest in performing such activities) in accordance with this Agreement and the Manufacturing and Supply Agreement or (2) for the purpose of allowing the Party making such disclosure to effectively exploit its rights under this Agreement and the Manufacturing and Supply Agreement and obtain all of the benefits under this Agreement and the Manufacturing and Supply Agreement to which such Party is entitled as contemplated by this Agreement and the Manufacturing and Supply Agreement, provided, however, that such actual or potential permitted sublicencees or permitted assignees and/or other third parties have agreed to be bound by confidentiality obligations substantially equivalent to the terms herein for no less than five years from the date of disclosure, and provided, further, that, notwithstanding the provisions set forth above in this subsection (f), CUBIST shall not disclose to third party manufacturers any Proprietary Information of BIOCHEMIE with respect to the manufacture of Licensed Products except to the extent that such disclosure is permitted pursuant to the provisions of the Manufacturing and Supply Agreement;

(g)           is disclosed to employees, officers, directors, consultants, agents, investors or potential investors of , or lenders or potential lenders to, the Party making such disclosure, provided, however, that such employees, officers, directors, consultants, agents, investors, potential investors, lenders and potential lenders have agreed to be bound by confidentiality obligations substantially equivalent to the terms herein for no less than five years from the date of disclosure, and provided, further, that, notwithstanding the provisions set forth above in this subsection (g), neither Party shall disclose Proprietary Information of the other Party to potential investors or potential lenders except to the extent that such disclosure is made in the context of such potential investors’ or potential lenders’ due diligence investigation of the Party making such disclosure;

(h)           is used by the receiving Party for the purpose of conducting activities under this Agreement and the Manufacturing and Supply Agreement in accordance with their respective terms or is used by the receiving Party for the purpose of allowing the receiving Party to effectively exploit its rights under this Agreement and the Manufacturing and Supply Agreement and obtain all of the benefits under this Agreement and the Manufacturing and Supply Agreement to which such receiving Party is entitled as contemplated by this Agreement and the Manufacturing and Supply Agreement; or

(i)            is required to be disclosed by law or court order, provided that notice is promptly delivered to the other party in order to provide an opportunity to challenge or limit the disclosure obligations, and provided further that such disclosure may be only to the extent reasonably necessary to comply with the applicable law or court order.

4.2           No Disclosure of Terms.  Either Party may disclose the existence of this Agreement and the Manufacturing and Supply Agreement, but, except to the extent otherwise provided below in this Section 4.2, neither Party shall disclose the terms of this Agreement or the Manufacturing and Supply Agreement without the prior written consent of the other Party.  Notwithstanding the foregoing, either Party may disclose the terms of this Agreement or the Manufacturing and Supply Agreement pursuant to the provisions of subparagraphs (b), (e), (f), (g) or (i) of Section 4.1 to the same extent as if the terms of this Agreement or the Manufacturing and Supply Agreement, as the case may be, were Proprietary Information of the non-disclosing Party.

4.3           No Publication.  BIOCHEMIE shall not publish or present any BIOCHEMIE Know-How or any of the inventions claimed under any BIOCHEMIE Patents without the prior written consent of CUBIST, which consent shall not be unreasonably withheld.  Nothing in this Section 4.3 shall limit BIOCHEMIE’s ability to apply for any patent protection.

4.4           Press Releases, Etc.  Notwithstanding anything set forth in Section 4.1, 4.2 or 4.3 above to the contrary, the Parties agree that any publication, news release or other public announcement by either Party relating to this Agreement or the Manufacturing and Supply Agreement or to the Parties performance hereunder or thereunder, shall first be reviewed and approved by the other Party, which approval shall not be unreasonably withheld or delayed.  The foregoing provisions of this Section 4.4 shall not apply to the extent that the application thereof would prevent either Party from complying with any applicable law, provided that such Party shall have used all reasonable efforts to comply with the provisions of this Section 4.4 without violating such Party’s legal obligations.  The provisions of this Section 4.4 are not intended to narrow the scope of any of the obligations of the Parties under Section 4.1, Section 4.2 or Section 4.3 above.  Each Party expects full compliance by the other Party with all of the provisions of Section 4.1, Section 4.2 and Section 4.3 hereof in addition to compliance with the provisions of this Section 4.4, if and to the extent applicable in any case.

ARTICLE V

LICENSE AND MILESTONE PAYMENTS

5.1           Consideration for License.  In consideration for the licenses granted to CUBIST under Article III, CUBIST shall, subject to the provisions of Section 5.5(c) below, make a cash payment to BIOCHEMIE of USD $1,500,000 million on the Effective Date of this Agreement.

5.2           Upfronts.

(a)           Subject to the terms and conditions in this Agreement (including, without limitation, the provisions of Sections 5.2(b), 5.2(c), 5.3 and 5.5 below), CUBIST shall make cash payments to BIOCHEMIE in the respective amounts set forth below upon the occurrence of the events set forth below:

Event	Amount

[*] (as further defined in Section 5.3 below)	USD $[*]

[*] (as further defined in Section 5.3 below)	USD $[*]

(b)           CUBIST shall promptly notify BIOCHEMIE in writing upon the occurrence of any of the events set forth above in Section 5.2(a) above and CUBIST shall have [*] days to make the corresponding payment due.  All payments under this Section 5.2 shall be in United States dollars.

(c)           CUBIST shall make the payments set forth in Section 5.2(a) only once upon the first occurrence of the applicable event.  After the occurrence of a given event and the payment required to be made by CUBIST pursuant to Section 5.2(a) above in connection with the occurrence of such event, no further payment shall be due or owed by CUBIST in connection with any subsequent occurrence of such event, regardless of how many times the same event occurs in connection with the same Licensed Product and regardless of how many times the same event occurs with respect to different or multiple Licensed Products.

5.3           Applicable Criteria for the Occurrence of Certain Events.

(a)           For purposes of the first event listed on the table in Section 5.2(a) above [*], such event shall be deemed to have occurred if and when all of the criteria set forth on Schedule 6 have been satisfied.

(b)           For purposes of the second event listed on the table in Section 5.2(a) above [*] such event shall be deemed to have occurred if and when all of the criteria set forth on Schedule 7 have been satisfied.  The Parties will cooperate in good faith to [*].

5.4           Milestones.

(a)           Subject to the terms and conditions in this Agreement (including, without limitation, the provisions of Sections 5.4(b), 5.4(c), 5.4(d) and 5.5 below), CUBIST shall make cash payments to BIOCHEMIE in the respective amounts set forth below upon attainment of the milestones set forth below:

Event	With Japan License	Without Japan License

[*]	USD $[*]	USD $[*]

[*]	USD $[*]	USD $[*]

[*]	USD $[*]	USD $[*]

[*]	USD $[*]	USD $[*]

[*]	USD $[*]	USD $[*]

(b)           In the event that the Japan License is not terminated by BIOCHEMIE pursuant to Section 3.3 hereof, then, upon the achievement of the milestones set forth in the table included in Section 5.4(a) above, the amount of the payment due by CUBIST under Section 5.4(a) above shall be the amount set forth opposite the description of such milestone in such table under the caption “With Japan License”. In the event that the Japan License is terminated by BIOCHEMIE pursuant to Section 3.3 hereof, then, upon the achievement of the milestones set forth in the table included in Section 5.4(a) above, the amount of the payment due by CUBIST under Section 5.4(a) above shall be the amount set forth opposite the description of such milestone in such table under the caption “Without Japan License”.

(c)           CUBIST shall promptly notify BIOCHEMIE in writing upon the achievement of any of the milestones set forth above in Section 5.4(a) and CUBIST shall have [*] days to make the corresponding milestone payment due.  All milestone payments shall be in United States dollars.

(d)           CUBIST shall make the payments set forth in Section 5.4(a) only once upon the first achievement of the applicable milestone by the first Licensed Product to achieve such milestone.  After the achievement of a given milestone and the payment required to be made by CUBIST pursuant to Section 5.4(a) above in connection with the achievement of such milestone, no further payment shall be due or owed by CUBIST in connection with such milestone, regardless of how many times the same milestone is achieved by the same Licensed Product and regardless of how many times the same milestone is achieved by different or multiple Licensed Products.

5.5           Reduction of Milestone Payments.

(a)           Notwithstanding any provision in this Article V or elsewhere in this Agreement to the contrary, CUBIST shall be entitled to deduct from any and all payments required to be made by CUBIST to BIOCHEMIE pursuant to Sections 5.2 and 5.4 above (after giving effect to all prior reductions thereof pursuant to this Section 5.5) [*] that CUBIST [*] in order to [*] by CUBIST anywhere in the Territory [*]  The procedures set forth below in the remainder of this Section 5.5(a) shall apply and be required with respect to a [*] only if and to the extent that [*] to any [*] in order to [*].  Any failure by [*] shall result in [*] under the foregoing provisions of this Section 5.5(a) with respect to any [*] in order to [*]. [*] shall give [*] of [*] that it is appropriate to [*] in order to [*].  Such [*] of the [*] in order [*].  Upon [*] shall have a period of up to [*] days to [*] from [*] in order to [*].  The [*] such [*] shall be [*] thereof set forth in such [*].  BIOCHEMIE hereby agrees to [*] as [*] of [*] and in any event [*] of such [*] day period as possible.  In the event that, at the end of such [*] day period, [*] to [*], then [*] to [*] with [*] and shall have the right to [*], provided that the [*] are [*].  [*] that it shall [*] of such [*] and that it shall [*] to [*] in connection with the [*] and as to the [*] with [*]. [*] take into account any such [*] and, whenever reasonable and practical, [*] with such [*] in response to such [*].

(b)           Notwithstanding any provision in this Article V or elsewhere in this Agreement to the contrary, (I) in the event that there is no [*] with respect to the [*] in at least one Licensed Product such that the [*] of such Licensed Product by a [*] would not [*] of such [*], then CUBIST shall be entitled to [*] that CUBIST is required to make to [*] an [*] to [*], and (II) in the event that there is no [*] with respect to the

[*] in at least one Licensed Product such that the [*] of such Licensed Product by a [*] would not constitute [*] of such [*], then CUBIST shall not be required to [*].

(c)           Notwithstanding any provision in this Article V or elsewhere in this Agreement to the contrary, in the event that this Agreement is executed and delivered after July 31, 2002, then the amounts payable by CUBIST pursuant to Sections 5.1 and 5.2 shall be reduced by [*], provided however, in no event shall the aggregate amount of such reductions exceed [*].  The [*] pursuant to the provisions of this Section 5.5(c) shall be charged all to the payment due by CUBIST pursuant to Section 5.1 hereof.  The [*] shall be charged to the payment due upon the occurrence of the first event described in Section 5.2(a) above and the [*] shall be charged to the payment due upon the occurrence of the second event described in Section 5.2(a) above.  Thereafter, any [*] shall continue to be charged in iterative fashion to the payment due by CUBIST pursuant to Section 5.1 hereof, the payment due by CUBIST pursuant to Section 5.2(a) upon the occurrence of the first event and the payment due by CUBIST pursuant to Section 5.2(a) upon the occurrence of the second event, [*] or the aggregate amount of such reductions is equal to [*].  The provisions of this Section 5.5(c) shall only entitle CUBIST to reduce the amount of certain payments that it would otherwise owe BIOCHEMIE and such provisions shall in no event be construed or interpreted as requiring BIOCHEMIE to make payments to CUBIST in the event that the amount of the reductions contemplated under this Section 5.5(c) exceed the amount of the payments that CUBIST would otherwise owe BIOCHEMIE.

ARTICLE VI

ROYALTIES

6.1           Royalties on Licensed Products that are not Oral Licensed Products.   In consideration of the license granted to CUBIST pursuant to Section 3.1, CUBIST shall pay to BIOCHEMIE, subject to the terms and conditions of this Agreement (including, without limitation, the provisions of Sections 6.3, 6.4, 6.5 and 6.10), a royalty on the aggregate annual Net Sales for all Licensed Products that are not Oral Licensed Products and that are sold in the Territory, equal to [*] of aggregate annual Net Sales for all of such Licensed Products that are not Oral Products.

6.2           Royalties on Oral Licensed Products.  CUBIST and BIOCHEMIE shall, prior to commercial launch of any Oral Licensed Product, negotiate in good faith a commercially reasonable royalty for each Oral Licensed Product that is sold in the Territory.  Any such royalty shall be paid by CUBIST in consideration of the license granted to CUBIST pursuant to Section 3.1 in respect to Oral Licensed Products.  Payment of any such royalty shall be subject to the terms and conditions of this Agreement (including, without limitation, the provisions of Sections 6.3, 6.4, 6.5 and 6.10 hereof.

6.3           Term of Royalties.  BIOCHEMIE’s right to receive royalties under Section 6.1 and Section 6.2 shall expire on a country-by-country and product-by-product basis upon the later of (i) ten (10) years from the first commercial sale of the applicable Licensed Product in the applicable country in the Territory or (ii) the expiration of the last to expire Valid Claim that, absent the license granted to CUBIST pursuant to Section 3.1 hereof, would be infringed by the sale or commercialization of such Licensed Product in such country.  In the event that BIOCHEMIE’s right to receive royalties under Section 6.1 or Section 6.2 expires with respect to any Licensed Product in any country within the Territory pursuant to the provisions of this Section 6.3, then the [*] for purposes of calculating any royalty owed by CUBIST to BIOCHEMIE pursuant to Section 6.1 or Section 6.2 above.  In the event that, in accordance with the provisions of this Section 6.3, the right of BIOCHEMIE to receive royalties in connection with sales of License Product in any country in the Territory expires, CUBIST shall nevertheless remain obligated to pay royalties to BIOCHEMIE in connection with all sales of Licensed Product in such country that occurred prior to such expiration, and CUBIST shall no longer be obligated to pay royalties to BIOCHEMIE in connection with any and all sales of Licensed Product in such country that occur on or after such expiration.

6.4           Reduction of Royalty.

(a)           Notwithstanding any provision in this Article VI or elsewhere in this Agreement to the contrary, (I) in the event that there is no [*] in any given country within the Territory with respect to the [*] in any Licensed Product such that the [*] of such Licensed Product by a [*] in such country would not [*] of such [*], then the portion of total royalties that would otherwise be payable by CUBIST to BIOCHEMIE pursuant to Section 6.1 or Section 6.2, as applicable, (after giving effect to all other reductions of such total royalties pursuant to this Section 6.4) as a result of the Net Sales of such Licensed Product in such country shall be reduced by [*], and (II) in the event that there is no [*] in any given country within the Territory with respect to the [*] in any Licensed Product such that the [*] of such Licensed Product by a [*] in such country would not [*] of such [*], then the portion of total royalties that would otherwise be payable by CUBIST to BIOCHEMIE pursuant to Section 6.1 or Section 6.2, as applicable, (after giving effect to all other reductions of such total royalties pursuant to this Section 6.4) as a result of the Net Sales of such Licensed Product in such country shall be [*].  CUBIST agrees to give BIOCHEMIE [*] days notice prior to the [*] in any country in the Territory in which CUBIST intends to [*] and in which CUBIST is not aware that any [*].

(b)           Notwithstanding any provision in this Article VI or elsewhere in this Agreement to the contrary, in the event that CUBIST [*] in order to [*] by CUBIST in any country within the Territory [*], then the portion of total royalties that would otherwise be payable by CUBIST to BIOCHEMIE pursuant to Section 6.1 or Section 6.2, as applicable, (after giving effect to all other reductions of such total royalties pursuant to this Section 6.4) as a result of the Net Sales of such Licensed

Product in such country shall be reduced [*] by the [*] on account of the Net Sales of such Licensed Product in such country.

6.5           Royalty Payments and Reports.  Royalties shall be calculated by converting all applicable Net Sales into U.S. dollars (other than Net Sales with respect to sales of Licensed Products as to which CUBIST’s royalty payment obligation, as provided below in this Section 6.5, is in Euros) in accordance with the provisions of Section 6.8 below and applying the appropriate royalty percentages set forth in, or determined in accordance with, Section 6.1 or Section 6.2, as applicable.  During the term of this Agreement, royalties shall be paid within [*] days after the close of each fiscal year of CUBIST, and royalty payments shall be made in the following currencies: (i) in the case that a portion of CUBIST’s royalty payment obligation is attributable to sales of Licensed Products [*], CUBIST shall make payment [*]; and (ii) in the case that a portion of CUBIST’s royalty payment obligation is attributable to sales of License Products [*], CUBIST shall make payment [*].  Within [*] days of the end of each fiscal year of CUBIST, CUBIST shall furnish to BIOCHEMIE a report showing: (i) the calculation of Net Sales [*] for all Licensed Products [*] and that were sold in the Territory on a country-by-country basis during such fiscal year, (ii) the calculation of Net Sales [*] for each [*] that was sold in the Territory on a country-by-country basis during such fiscal year, (iii) royalties accrued to BIOCHEMIE pursuant to Section 6.1 and pursuant to Section 6.2 during such fiscal year, (iv) the amount of any credits or off-sets against royalties (if any), and (v) the currency exchange rates used in determining the amount of [*], as applicable, payable to BIOCHEMIE.  If no royalty payments are due for any period hereunder, CUBIST shall so report.  All reports delivered pursuant to this Section 6.5 and any information that can be derived therefrom shall constitute Proprietary Information of CUBIST for purposes of Section 4.1 hereof.

6.6           Recordkeeping by CUBIST.  CUBIST shall keep, and shall cause each of its sublicensees to keep, full and accurate books of account containing all particulars that may be necessary for the purpose of calculating Net Sales and all royalty payments payable to BIOCHEMIE pursuant to Section 6.1 or Section 6.2, as applicable.  Such books of account shall be kept at CUBIST’s principal place of business and, with all necessary supporting data shall, for the [*] years next following the end of the calendar year to which each shall pertain be open for inspection by BIOCHEMIE.

6.7           Audits.  Upon the written request of BIOCHEMIE, CUBIST shall permit an independent certified public accounting firm of nationally recognized standing selected by BIOCHEMIE and reasonably acceptable to CUBIST, at BIOCHEMIE’s expense, to have reasonable access during normal business hours to such of the records of CUBIST or its sublicensees as may be reasonably necessary to verify the accuracy of the royalty reports hereunder in respect of any calendar quarter ending not more than [*] months prior to the date of such request.  All such verifications shall be conducted not more than once in each Calendar Year during the term of this Agreement. If such accounting firm concludes that additional payments were owed during such period and there is no dispute concerning whether such payments are owed, CUBIST shall pay the additional payments within [*] days of the date BIOCHEMIE delivers to CUBIST such accounting firm’s written report so concluding.  If such accounting firm concludes that CUBIST made payments to BIOCHEMIE in excess of what CUBIST was required to pay BIOCHEMIE pursuant to the terms of this Agreement, then BIOCHEMIE shall return such excess payments to CUBIST within [*] days of the date of such accounting firm’s written report concluding that such excess payments were made.  BIOCHEMIE shall promptly inform CUBIST of the findings of any accounting firm engaged by BIOCHEMIE for any of the purposes contemplated under this Section 6.7, and shall promptly deliver to CUBIST a copy of any written report prepared by such accounting firm.   The fees and expenses of any such accounting firm shall be borne by BIOCHEMIE unless such accounting firm determines that CUBIST underpaid royalties due to BIOCHEMIE during any year by more than [*], in which case CUBIST shall make payment of all of such fees and expenses.

6.8           Exchange Rate.  The rate of exchange to be used in computing Net Sales in each country within the Territory shall be made at the average rate of exchange for such country’s currency published in the Wall Street Journal (New York Edition) for each business day of the fiscal year to which such Net Sales relate.

6.9           Interest on Overdue Payments. Any amounts not paid by CUBIST or BIOCHEMIE when due under this Agreement shall be subject to interest from and including the date payment is due through and including the date upon which CUBIST or BIOCHEMIE, as the case may be, has made such payment at a rate equal to [*] [*] quoted in the Money Rates section of the Wall Street Journal (New York Edition) calculated daily on the basis of a 365-day year, or similar reputable data source, or, if lower, the highest rate permitted under applicable law.

6.10         Taxes.  If CUBIST is required by law, rule or regulation to withhold taxes from any payments due to BIOCHEMIE from CUBIST hereunder, CUBIST will (i) deduct those taxes from the remittable amount, (ii) pay the taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of payment to BIOCHEMIE within [*] business days following that payment.   Without limiting the generality of the foregoing provisions of this Section 6.10, CUBIST shall be responsible for all taxes imposed on or attributable to it under applicable law and BIOCHEMIE shall be responsible for all taxes imposed on or attributable to it under applicable law.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND INDEMNITY

7.1           Representations and Warranties.

7.1.1        Mutual Representations and Warranties.  Each Party hereby represents and warrants to the other Party that:

(a)           it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement;

(b)           it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms;

(c)           it has not entered, and will not enter, into any agreement with any third party that is in conflict with the rights granted to the other Party under this Agreement, and has not taken and will not take any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement;

(d)           its performance and execution of this Agreement will not result in a breach of any other contract to which it is a party; and

(e)           in the course of the development of Licensed Products, such Party shall not have used and shall not use any employee or consultant that has been debarred by the FDA or other regulatory authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by the FDA or other regulatory authority.

7.1.2        BIOCHEMIE General Representations and Warranties.  BIOCHEMIE represents and warrants that:

(a)           BIOCHEMIE has not taken any action to encumber any of its right, title and interest in BIOCHEMIE Patents or BIOCHEMIE Know-How in the Territory;

(b)           BIOCHEMIE has sufficient rights in and to the BIOCHEMIE Patents and BIOCHEMIE Know-How to grant the rights set forth in this Agreement to CUBIST;

(c)           BIOCHEMIE has not and shall not misappropriate the trade secrets or intellectual property rights of any other Person in its activities to develop the BIOCHEMIE Patents and the BIOCHEMIE Know-How;

(d)           BIOCHEMIE is unaware of any activities by third parties that would constitute infringement of BIOCHEMIE Patents or misappropriation of BIOCHEMIE Know-How or of any of the inventions claimed under the BIOCHEMIE Patents;

(e)           the exercise of the licenses granted to CUBIST under the BIOCHEMIE Patents and BIOCHEMIE Know-How, including for the research, development, use, manufacture, promotion, marketing, sale, offer for sale, import and export of

Licensed Products in the Territory do not infringe any intellectual property rights owned or possessed by any third party which such intellectual property is published prior to the Effective Date;

(f)            it is not aware of any claims, judgments or settlements against or owed by BIOCHEMIE and has not received notice of any pending or threatened claims or litigation relating to the BIOCHEMIE Patents or BIOCHEMIE Know-How;  and

(g)           as of the Effective Date, BIOCHEMIE does not own or have any rights to develop, manufacture or commercialize any cephalosporin compound that meets the criteria set forth on Schedule 3 and is not described or listed on Schedule 2.

7.2           Indemnity.

7.2.1        CUBIST hereby agrees to defend, hold harmless and indemnify BIOCHEMIE and its agents, directors, officers and employees (the “BIOCHEMIE Indemnitees”) from and against any and all suits, claims, actions, demands, liabilities, expenses and/or losses, including, without limitation, reasonable legal expenses and attorneys’ fees (collectively “Losses”) resulting directly or indirectly from:

(a)           a material breach of any of the provisions of this Agreement by CUBIST or any of its agents or employees; or

(b)           the negligence, recklessness, or willful misconduct by CUBIST or any of its agents or employees in the performance of any obligations of CUBIST under this Agreement.

7.2.2        BIOCHEMIE hereby agrees to defend, hold harmless and indemnify CUBIST and its agents, directors, officers, employees, sublicensees and distributors (the “CUBIST Indemnitees”) from and against any and all Losses resulting directly or indirectly from:

(a)           a material breach of any of the provisions of this Agreement by BIOCHEMIE or any of its agents or employees;

(b)           the negligence, recklessness, or willful misconduct by BIOCHEMIE or any of its agents or employees in the performance of any obligations of BIOCHEMIE under this Agreement;

(c)           the infringement of any third party intellectual property right which such intellectual property is published prior to the Effective Date, [*], and any related patents, foreign equivalents, or counterparts, caused by the research, development, manufacture, use, promotion, marketing, sale, offer for sale, importation or exportation of Licensed Products in the Territory by CUBIST and its sublicensees or distributors, other than infringement resulting from work performed by CUBIST on Compound or BIOCHEMIE Similar Compound as part of the development of Compound or BIOCHEMIE Similar Compound provided such infringement does not relate to, involve or arise from (i) BIOCHEMIE Patents or BIOCHEMIE Know-How, (ii) CUBIST’s use thereof, or (iii) the exercise by CUBIST of its licensed rights thereto; or

(d)           the misappropriation of any third party intellectual property right by BIOCHEMIE or any of its agents or employees.

7.2.3        If either Party is seeking indemnification under this Section 7.2 in connection with a third party claim, it shall inform the indemnifying Party of such third party claim giving rise to the obligation to indemnify as soon as reasonably practicable after receiving notice of the claim.  Subject to the provisions of Section 8.6(b) hereof, the indemnifying Party shall have the right to assume the defense of, and take control of, any such third party claim for which it is obligated to indemnify the indemnified Party under this Section 7.2.  The indemnified Party shall cooperate with the indemnifying Party (and its insurer) as the indemnifying Party may reasonably request.  The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party.  Neither Party shall have any obligation to indemnify the other Party in connection with any settlement made without the indemnifying Party’s written consent, provided that the indemnifying Party does not unreasonably withhold or delay any such written consent.

7.2.4        Notwithstanding anything expressed or implied to the contrary in this Article VII, the amount of any Losses subject to indemnification shall be reduced by the amount of any insurance proceeds received by the indemnified Party with respect to such Losses; and there shall be no obligation under this Agreement to indemnify such indemnified Party for the amount of Losses so reduced.

7.3           Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OF THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

7.4           Insurance.  BIOCHEMIE and CUBIST shall each procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and that are consistent with normal business practices of prudent companies similarly situated.  It is understood that such insurance shall not be construed to create a limit of the Parties’ liability with respect to its indemnification obligations under this Article VII.  CUBIST and BIOCHEMIE shall provide each other with written evidence of such insurance upon request (which evidence need not necessarily be insurance certificates).  CUBIST and BIOCHEMIE shall provide the other with written notice at least ten (10) days prior to the cancellation, non-renewal or material change in such insurance that materially adversely affects the other Party’s rights hereunder.

ARTICLE VIII

INTELLECTUAL PROPERTY PROVISIONS

8.1           Inventions.  The entire right, title and interest in and to all discoveries, improvements, processes, formulas, data, inventions, enhancements, know-how and trade secrets, patentable or otherwise, that arise from activities under this Agreement or the Manufacturing and Supply Agreement or that are necessary or useful in connection with the research, development, manufacture, marketing, promotion, use, sale, import or export of Licensed Products, and that were or are developed or invented:

(a)           solely by employees of CUBIST (“CUBIST Inventions”) shall be owned solely by CUBIST;

(b)           solely by employees of BIOCHEMIE (“BIOCHEMIE Inventions”) shall be owned solely by BIOCHEMIE; and

(c)          jointly by employees of CUBIST and BIOCHEMIE (“Joint Inventions”) shall be owned jointly by CUBIST and BIOCHEMIE.

Inventorship shall be determined in accordance with U.S. patent laws.

8.2           Filing, Prosecution and Maintenance of Patents.  CUBIST shall be entitled to file, prosecute and maintain in the Territory all patent applications and patents that claim any CUBIST Inventions.  BIOCHEMIE agrees to file, prosecute and maintain in [*] and, to the extent included [*] , upon appropriate consultation with CUBIST, the BIOCHEMIE Patents.   Except to the extent otherwise provided pursuant to the next sentence, BIOCHEMIE may, at its discretion, choose to file, prosecute and maintain the BIOCHEMIE Patents in [*] upon appropriate consultation with CUBIST.  BIOCHEMIE shall also file, prosecute and maintain the BIOCHEMIE Patents in any country in the Territory [*].  In the event that BIOCHEMIE is unwilling, unable or otherwise fails to file any BIOCHEMIE Patents in any country in the Territory [*], then CUBIST shall have such right and, upon exercise of such right by CUBIST, CUBIST shall be entitled to file, prosecute and maintain such BIOCHEMIE Patents in such country, and BIOCHEMIE shall [*] as may be reasonably necessary to allow [*] in such country in a timely manner.  [*] shall have the first right to file, prosecute and maintain in the Territory, upon appropriate consultation with [*], Joint Patents; however, in the event that [*] elects not to file any patent application in the Territory with respect to any Joint Invention, [*] shall have such right and upon exercise by [*] of such right, [*] shall have the right to prosecute and maintain in the Territory, upon appropriate consultation with [*], the Joint Patents to which such Joint Invention relates.  Each of BIOCHEMIE and CUBIST shall execute such documents and perform such acts as may be reasonably necessary to allow [*], in the first instance, and [*], in the second instance, to file, prosecute and maintain Joint Patents in any country within the Territory in a timely basis.  In each case, the filing Party shall give the non-filing Party an [*] before filing (but in no event less than [*] days), shall [*] with the non-filing Party with respect thereto, shall, prior to filing any application, [*] that the non-filing Party [*] on a timely basis to such application and shall supply the non-filing Party with a copy of the application as filed, together with notice of its filing date and serial number and all substantive prosecution.  Each Party shall keep the other advised of the status of the actual and prospective patent filings described above in this Section 8.2 and, upon the request of the other, [*] related to the filing, prosecution and maintenance of such patent filings.  [*] shall promptly give notice to [*] of the grant, lapse, revocation, surrender, invalidation or abandonment in the Territory of any Joint Patent being prosecuted by [*].  [*] shall promptly give notice to [*] of the grant, lapse, revocation, surrender, invalidation or abandonment of any [*] or [*] being prosecuted by [*].  With respect to all filings hereunder, the filing Party shall be responsible for payment of all costs and expenses related to such filings.

8.3           Option of the Parties to Prosecute and Maintain Patents.  Each Party shall give notice to the other Party of any desire to cease prosecution and/or maintenance in the Territory of [*] or [*] that such Party is then prosecuting or maintaining, and, in such case, shall permit the other Party, in its sole discretion, to continue such prosecution or maintenance in the Territory at its own expense.  If the other Party then elects to continue prosecution or maintenance in the Territory, each Party shall execute such documents and perform such acts as may be reasonably necessary to effect a Power of Attorney of such [*] or [*], as the case may be, to the other in a timely manner to allow continuation of such prosecution or maintenance in the Territory.

8.4           Opposition, Reexamination and Reissue.

(a)           Each Party shall, within [*] days of learning of such event, inform the other of any request for, or filing or declaration of, any interference, opposition, reexamination, revocation, nullity proceeding or declaration of non-infringement (or the equivalent of any of the foregoing) in the Territory relating to the [*] or the [*], as the case may be.  BIOCHEMIE and CUBIST shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding.  Each Party shall have the right to review and approve any submission to be made in connection with such proceeding.

(b)           [*] shall not initiate any reexamination, interference, reissue, revocation, nullity or declaration of non-infringement proceeding in the Territory relating to [*] or [*] without the prior written consent of [*], which consent shall not be unreasonably withheld.  [*] shall not initiate any reexamination, interference, reissue, revocation, nullity or declaration of non-infringement proceeding in the Territory relating to [*] or [*] without the prior written consent of [*], which consent shall not be unreasonably withheld.

(c)           In connection with any interference, opposition, reexamination, reissue, revocation, nullity or declaration of non-infringement proceeding (or the equivalent of any of the foregoing) in the Territory relating to [*] or [*], BIOCHEMIE and CUBIST will cooperate fully and will provide each other with any information or assistance that either may reasonably request.  The Parties shall keep each other informed of developments in any such action or proceeding, including to the extent permissible by law and contracts, the status of any settlement negotiations and the terms of any offer related thereto.

(d)           BIOCHEMIE, in the case of BIOCHEMIE Patents, shall bear the expense of any interference, opposition, reexamination, reissue, revocation, nullity or declaration of non-infringement proceeding (or the equivalent of any of the foregoing) relating thereto.  The expenses of any interference, opposition, reexamination, reissue, revocation, nullity or declaration of non-infringement proceeding with respect to Joint Patents shall be shared equally by the Parties.

(e)           This Section 8.4 relates only to proceedings before the United States Patent and Trademark Office or other applicable patent authorities.  Any revocation, nullity or declaration of non-infringement proceeding before a court, arbitration panel or similar body, shall not be governed by this Section 8.4 but shall be governed by Sections 8.5 and 8.6 hereof.

8.5           Enforcement.

(a)           BIOCHEMIE shall give CUBIST notice of (i) any infringement of BIOCHEMIE Patents or Joint Patents, (ii) any misappropriation or misuse of BIOCHEMIE Know-How, or (iii) any infringement or misappropriation of any CUBIST Inventions (regardless of whether or not such Cubist Inventions have been claimed in a patent or patent application filed by CUBIST), in each case that may come to BIOCHEMIE ‘s attention.  CUBIST shall give BIOCHEMIE notice of (A) any infringement of BIOCHEMIE Patents or Joint Patents or (B) any misappropriation or misuse of BIOCHEMIE Know-How, in each case that may come to CUBIST ‘s attention.  BIOCHEMIE and CUBIST shall thereafter consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action by either or both BIOCHEMIE and CUBIST, to terminate any infringement of [*] or [*] or to terminate any [*].  [*], upon notice to [*], shall [*], at [*] and [*], and as appropriate, [*], with respect to [*].  In the event that [*] elects not to [*], then [*] shall promptly inform [*] of [*] election and [*] shall thereafter [*] and, if necessary, [*].  Each Party shall [*].

(b)           For any infringement action concerning [*] or [*] or any misappropriation or misuse of [*] or [*], in the event that [*] but is unable to do so [*], [*] will [*], and at [*] expense, will execute all documents necessary for [*] to initiate litigation to prosecute and maintain such action.  In the event that [*] elects to be represented by its own counsel in connection with any matter pertaining to such action, [*] shall pay all of the costs and expenses of its own counsel.  In connection with any such action, BIOCHEMIE and CUBIST will cooperate fully and will provide each other with any information or assistance that either may reasonably request.  The Parties shall keep each other informed of developments in any such action or proceeding, including to the extent permissible by law and contracts, the status of any settlement negotiations and the terms of any offer related thereto.

(c)           Any recovery of damages or an award obtained by either or both of BIOCHEMIE and CUBIST in connection with or as a result of any action contemplated by this

Section 8.5 or Section 8.6 below, whether by settlement or otherwise, shall be shared in order as follows:

(i)            the Party or Parties that prosecuted the action shall recoup all of its or their costs and expenses incurred in connection with the action;

(ii)           the other Party (to the extent that it did not prosecute the action) shall then, from funds remaining, recover its costs and expenses incurred in connection with the action to the extent that such costs and expenses are reasonably incurred to comply with such Party’s obligations under Section 8.5 or to the extent that such other Party participates in the prosecution of such action but not as a party thereto; and

(iii)          any amount remaining shall be allocated [*] to CUBIST and [*] to BIOCHEMIE.

8.6           Defense of Third Party Infringement Claims.

(a)           Notice.  If any Licensed Product becomes the subject of a third party claim, or there is the potential for a claim, of patent infringement relating to the research, development, use, manufacture, promotion, marketing, sale, offer for sale, importation or exportation of such Licensed Product in the Territory, the Party first having notice of the claim shall promptly notify the other Party, and the Parties shall promptly meet to consider the claim and the appropriate course of action.

(b)           Defense.  Except as provided herein, the Party against which such third party infringement claim is brought shall defend against such claim at its sole expense and the other Party shall have the right, but not the obligation, to participate in any such suit, at its sole option and at its own expense.  Such other Party shall reasonably cooperate with the Party conducting the defense of the claim. Notwithstanding the foregoing provisions of this Section 8.6(b), BIOCHEMIE shall have the obligation to assume the defense of any infringement claim for which BIOCHEMIE must indemnify CUBIST pursuant to Section 7.2.2(c) hereof.

(c)           Settlement.  Neither Party shall enter into any settlement that materially affects the other Party’s rights or interests without such other Party’s written consent, which consent shall not be unreasonably withheld or delayed.

8.7           Patent Term Restoration and Regulatory Exclusivity.  The Parties shall cooperate with each other in obtaining patent term restoration or extension, supplementary protection certificates, regulatory data extensions or exclusivity, or their equivalents, in the Territory where applicable to [*].  [*] shall have the first right to make any elections in the Territory regarding such patent term restoration or extension or regulatory extension or exclusivity with respect to [*], as applicable.  If CUBIST decides not to obtain patent term restoration or extension or regulatory extension or exclusivity in the Territory with respect to [*], as applicable, BIOCHEMIE shall, at its sole cost and expense, have the right to obtain any such patent term restoration or extension or regulatory extension or exclusivity in the Territory.  In such event, the Parties shall cooperate with each other, including providing copies of relevant regulatory submissions and correspondence and executing requisite documentation.

8.8           Patent Marking.  CUBIST shall mark all Licensed Products sold with appropriate patent numbers or indicia at BIOCHEMIE ‘s request to the extent required and/or permitted by law.

8.9           Trademarks. CUBIST shall have the right to determine appropriate trademark, trade dress and other related intellectual property usage in connection with marketing Licensed Products under this Agreement.  CUBIST shall have the exclusive right to use any trademarks in connection with marketing Licensed Products under this Agreement in the Territory.  Each Party shall notify the other Party promptly upon learning of any actual, alleged or threatened infringement of any BIOCHEMIE Trademark or CUBIST trademark or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses, or any such claims brought by a third party against a Licensed Product (hereinafter “TM Infringement”).  Upon learning of such TM Infringement, the Parties shall confer as to the best response to such TM Infringement.  CUBIST shall have the sole right, in its own discretion and at its own expense, to bring an action to address such TM Infringement, in which case the proceeds thereof shall be allocated first to pay CUBIST’s costs and expenses in connection with such action, second to pay any costs and expenses incurred by BIOCHEMIE in connection with such action, and third [*] to CUBIST and [*] to BIOCHEMIE.

ARTICLE IX

TERM AND TERMINATION

9.1           Term. This Agreement shall be effective as of the Effective Date and, unless terminated pursuant to Section 9.2 or Section 9.3 below, shall continue in effect until any and all royalty payment obligations of CUBIST shall have expired in accordance with the provisions of Section 6.3 hereof.  Upon expiration of all royalty payment obligations of CUBIST in accordance with the provisions of Section 6.3 hereof, the term of this Agreement shall be deemed to have expired.

9.2           Termination by Either Party for Cause. This Agreement may be terminated by written notice given by either Party to the other Party at any time during the term of this Agreement:

(a)           if the other Party is in breach of its material obligations hereunder and has not cured such breach within ninety (90) days after notice requesting cure of the breach; or

(b)           upon the filing or institution of bankruptcy, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if such other Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

9.3           Special Termination Rights of CUBIST.  This Agreement may be terminated by CUBIST at any time during the term of this Agreement for any reason or no reason if CUBIST gives at least one hundred and eighty (180) days prior written notice of termination to BIOCHEMIE.

9.4           Special Termination Rights of BIOCHEMIE.

(a)           In the event that CUBIST breaches its diligence obligation under Section 3.6 hereof by not using commercially reasonable efforts to research, develop, promote, market, sell, offer to sell and otherwise commercialize at least one Licensed Product in all or some of the Major Market Countries (the “Default Major Market Countries”) at any time during the term of this Agreement and such breach has not been cured within [*] days after BIOCHEMIE gives written notice of such breach to CUBIST requesting cure of the breach, then BIOCHEMIE may terminate CUBIST’s rights under this Agreement (including, without limitation, under Section 3.1 hereof) to research, develop, promote, market, sell, offer to sell and otherwise commercialize Licensed Products in any of the Default Major Market Countries by giving written notice to CUBIST specifying the Default Major Market Countries as to which BIOCHEMIE is exercising its termination right under this Section 9.4., provided that BIOCHEMIE must deliver such notice of termination no later than [*] days after the expiration of such [*] day cure period.  Upon termination by BIOCHEMIE pursuant to this Section 9.4(a) of CUBIST’s right to research, develop, promote, market, sell, offer to sell and otherwise commercialize Licensed Products in any Default Major Market Country, neither Party shall have any liability or obligation to the other Party under this Agreement with respect to such Default Major Market Country, including with respect to Article VI, provided however, that termination pursuant to this Section 9.4(a) of CUBIST’s right under this Agreement with respect to such Default Major Market Country shall not relieve CUBIST of its obligations under Article VI with respect to such Default Major Market Country to the extent that such obligations have accrued prior to the effective date of such termination.  The license granted to CUBIST under Section 3.1 shall terminate with respect to such Default Major Market Country.  Notwithstanding the foregoing, CUBIST shall have the right to sell out in such Default Major Market Country all of its inventory of Licensed Products for sale in such Default Major Market Country for a period of [*] months from the date of termination.  CUBIST and BIOCHEMIE hereby agree that, upon termination pursuant to this Section 9.4(a) of CUBIST’s right to research, develop, promote, market, sell, offer to sell and otherwise commercialize Licensed Products in any Default Major Market Country, the Parties shall discuss mutually acceptable actions that the Parties could consider and ultimately decide to implement in order to accelerate the exercise by CUBIST of its right to sell out in such Default Major Market Country all of CUBIST’s inventory of Licensed Products for sale in such Default Major Market Country.

(b)           In the event that [*] with respect to [*] for the [*] in accordance with CUBIST’s internal development plan for Licensed Products (a copy of which shall be provided to BIOCHEMIE on or prior to the date hereof and thereafter from time to time as such internal development plan may be modified by CUBIST) or in the event that [*] with respect to [*] for the [*] in ordance with CUBIST’s internal development plan for Licensed Products (a copy of which shall be provided to BIOCHEMIE on or prior to the date hereof and thereafter from time to time as such internal development plan may be modified by CUBIST), then BIOCHEMIE shall have the right to terminate this Agreement, provided that BIOCHEMIE delivers written notice of termination no earlier than sixty (60) days prior to, and no later than sixty days (or such longer period of time as the parties shall mutually agree upon in writing) after, expiration of the [*] as the case may be, referred to in this Section 9.4(b).  The effective date of termination specified in such written notice shall be sixty days from the date such written notice is received by CUBIST.  Notwithstanding anything expressed or implied in this Section 9.4(b) to the contrary, BIOCHEMIE shall not have any right to terminate this Agreement pursuant to this Section 9.4(b) [*] or [*], respectively, specified above in this Section 9.4(b) [*], including, but not limited to, [*].

(c)           In the event that, at any time during the term of this Agreement, CUBIST is not researching, developing or commercializing any Licensed Products and that CUBIST no longer has the right to replace any Abandoned Product with a BIOCHEMIE Similar Compound pursuant to Section 3.5(b) hereof, then BIOCHEMIE shall have the right to terminate this Agreement by giving [*] days’ prior written notice of termination to CUBIST, provided that at the time such written notice of termination is given the conditions specified in this Section 9.4(c) for the exercise of such termination right continue to exist.

9.5           Effect of Expiration or Termination of this Agreement.

(a)           In the event that the term of this Agreement expires pursuant to Section 9.1 hereof, then this Agreement shall terminate, and, except to the extent otherwise provided in this Section 9.5(a) and Section 9.5(e) below, neither Party shall have any liability or obligation to the other Party under this Agreement, including, without limitation, under Article V and Article VI.  Notwithstanding the foregoing sentence, the licenses granted to CUBIST under Article III shall survive such termination and such licenses shall be deemed to be fully paid up.

(b)           In the event that CUBIST terminates this Agreement pursuant to Section 9.2, then this Agreement shall terminate, and, except to the extent otherwise provided in this Section 9.5(b) and Section 9.5(e) below, neither Party shall have any liability or obligation to the other Party under this Agreement.  Notwithstanding the foregoing sentence, (i) the rights (but not the obligations) of CUBIST, and the obligations (but not the rights) of BIOCHEMIE, under Articles II and III (including, without limitation, the licenses granted to CUBIST under Article III) shall survive such termination and (ii) the rights and obligations of the Parties under Article VI shall survive such termination.

(c)           In the event that CUBIST terminates this Agreement pursuant to Section 9.3, or in the event that BIOCHEMIE terminates this Agreement pursuant to Section 9.2, Section 9.4(b) or Section 9.4(c) hereof, then this Agreement shall terminate, and, except to the extent otherwise provided in this Section 9.5(c) and Section 9.5(e) below, neither Party shall have any liability or obligation to the other Party under this Agreement, including with respect to Article V and Article VI.  The licenses granted to CUBIST under Article III shall terminate.  Notwithstanding the foregoing, in the event that CUBIST terminates this Agreement pursuant to Section 9.3 or BIOCHEMIE terminates this Agreement pursuant to Section 9.2, CUBIST shall have the right to sell out in the Territory all of its inventory of Licensed Products for a period of [*] months from the date of termination.  In the event that CUBIST terminates this Agreement pursuant to Section 9.3, then, within [*] days following the effective date of such termination, [*] either (1) to [*] developed by [*] and that are [*] or (2) a [*] of any then [*].  If [*] within such [*], it shall [*].  If [*], [*] within [*] days after [*].

(d)           In the event this Agreement is terminated due to the rejection of this Agreement by or on behalf of a Party under Section 365 of the United States Bankruptcy Code (the “Code”), all licenses and rights to licenses granted under or pursuant to this Agreement by one Party to the other are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code.  The Parties agree that the licensed Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against a Party under the Code, the other Party shall be entitled to a complete duplicate of or complete access to, any such intellectual property and all embodiments of such intellectual property.  Such intellectual property and all embodiments thereof shall be promptly delivered to the other Party (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by a Party, unless the Party elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Party upon written request therefor.  The foregoing is without prejudice to any rights either Party may have arising under the Code or other applicable law.

(e)           Termination of this Agreement shall not relieve either Party of any obligation of such Party accruing prior to such termination.  Any termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to termination.  The provisions of Article I, Article VII (except with respect to Section 7.1.1(c)), Section 8.1, Article IX, X and Article XI shall survive the termination of this Agreement.  The provisions of Article IV shall survive any termination of this Agreement for a period of ten (10) years.  The provisions of Article VIII (other than Section 8.1 above) shall survive the termination of this Agreement to the extent necessary to protect CUBIST’s rights under any licenses granted to CUBIST that survive any such termination of this Agreement.

ARTICLE X

DISPUTE RESOLUTION

10.1         Escalation.  The parties shall attempt to resolve any controversy or dispute that arises under or relates to this Agreement through good faith discussions.  The Parties shall initiate such discussions using the following procedure.  Either Party shall notify the other Party of the nature of the controversy or dispute, providing sufficient detail to permit the other Party to understand same (a “Dispute Notice”).  The representatives of the Parties shall meet within [*] days after the date that the non-sending Party receives the Dispute Notice to attempt to reach an agreement about the nature of the dispute and a resolution of the dispute.  If they are unable to resolve the dispute within [*] days after their meeting, and do not agree to extend the time period for resolving the dispute, or if the terms and conditions of the resolution or settlement of the dispute are breached, the dispute shall be resolved by arbitration pursuant to the provisions of Section 10.2.  Pending resolution of any dispute covered by this Section 10.1, both Parties will continue their performance under this Agreement including, without limitation, the payment of all amounts due to the other Party that are not in dispute.

10.2         Arbitration.

(a)           Any claim, dispute, or controversy arising out of or relating to this Agreement that is not resolved in accordance with the provisions of Section 10.1 and that the Parties agree to submit to binding arbitration pursuant to this Section 10.2 will be submitted by the parties to arbitration by the International Chamber of Commerce (“ICC”) under the International Arbitration Rules then in effect for the ICC in New York, New York U.S.A. (“ICC Rules”), as modified herein or by agreement of the parties.  Any such arbitration shall be conducted in New York, New York by three (3) arbitrators, unless two out of the three arbitrators elect to conduct such arbitration in Paris, France, in which case such arbitration shall be conducted in Paris, France.  Each Party shall select one (1) arbitrator and such arbitrators shall jointly appoint the third arbitrator who shall act as the chairman.  If either Party fails to appoint an arbitrator within [*] days of a request by the other Party, or if the arbitrators selected by the parties cannot agree on a chairman within [*] days after they have been selected, then either Party may request the President of the ICC to appoint such co-arbitrator (for the non-responsive Party) or the chairman.  Such appointment shall be binding on the Parties.  Each Party irrevocably and unconditionally (i) consents to the jurisdiction of any such proceeding and waives any objection that it may have to personal jurisdiction or the laying of venue of any such proceeding; and (ii) knowingly and voluntarily waives its rights to have disputes tried and adjudicated by a judge and jury except as otherwise expressly provided herein.  The Parties will cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable.  Unless the Parties agree otherwise, they shall be limited in their discovery to directly relevant documents.  Responses or objections to a document request shall be served [*] days after receipt of the request.  The arbitrators shall resolve any discovery disputes.  Nothing herein shall prevent the Parties from settling any dispute by mutual agreement at any time.

(b)           The arbitration shall be of each Party’s individual claims only, and no claim of any other Party shall be subject to arbitration in such proceeding.  Except as otherwise required by law, the Parties and the arbitrator(s) shall maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the dispute.  The arbitration shall be conducted in English language.

(c)           The arbitrator(s) shall not have the authority to award any injunctive relief or to award exemplary or punitive damages, and the Parties expressly waive any right to such damages.  The arbitrator(s) shall have the authority to award actual money damages (including interest on unpaid amounts from the date due).  The costs and expenses of the arbitration, but not the costs and expenses of the Parties, shall be shared equally by the Parties, provided that the non-prevailing Party in any arbitration shall pay the other Party’s costs and expenses (including travel expenses) and reimburse such Party for its portion of the arbitration costs. In the event that neither Party wins totally, reimbursement shall be made proportionally in accordance with the ICC Rules.  Any award rendered by the arbitrator(s) shall be final and binding upon the Parties.  Judgment upon the award may be entered in any court of competent jurisdiction.  If a Party fails to proceed with arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other Party is entitled to costs, including reasonable attorneys’ fees, for having to compel arbitration or defend or enforce the award.

ARTICLE XI

MISCELLANEOUS

11.1         Force Majeure.  Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, earthquakes, fire, floods, embargoes, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party.  The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical.

11.2         Assignment.  Except as otherwise expressly provided in this Section 11.2 or elsewhere in this Agreement, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party.  Either Party may, without the prior written consent of the other Party, assign this Agreement and such Party’s rights and obligations hereunder in connection with the transfer or sale of all or substantially all of such Party’s assets related to Licensed Products or the business, or in the event of its merger or consolidation or change in control or similar transaction.  Any permitted assignee shall assume all obligations of its assignor under the Agreement except as otherwise provided herein.

11.3         Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the Parties.  The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s)

with valid, legal and enforceable provision(s) that, insofar as practical, implement the purposes of this Agreement.

11.4         Notices.  All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by telecopier (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to CUBIST, to:

Cubist Pharmaceuticals, Inc.
65 Hayden Avenue
Lexington, MA 02421
Attention: President
Telecopier No.: (781) 861-1412

with a copy to:	Cubist Pharmaceuticals, Inc.
65 Hayden Avenue
Lexington, MA 02421
Attention: General Counsel
Telecopier No.: (781) 861-0566

also with a copy to:	Bingham McCutchen LLP
150 Federal Street
Boston, MA 02110
Attention: Julio E. Vega, Esq.
Telecopier No.: (617) 951-8736

if to BIOCHEMIE, to:	Biochemie GmbH
Biochemiestrasse 10
A-6250 Kundl, Austria
Attention: General Counsel
Telecopier No.: ++43 5338 8828

with a copy to:	Biochemie GmbH
Brunner Strasse 59
A-1235 Vienna, Austria
Attention: Head Antibiotic Research Institute
Telecopier No.: ++43 1 866 34 785

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such communication shall be deemed to have been given when delivered if personally delivered or sent by telecopier on a business day, on the business day after dispatch if sent by nationally-recognized overnight courier and on the third business day following the date of mailing if sent by mail.

11.5         Applicable Law; Jurisdiction; Venue.  The Agreement shall be governed by and construed in accordance with the laws of the United Kingdom without reference to any rules of conflict of laws.  The Parties irrevocably consent to the exclusive personal jurisdiction (except as to actions for the enforcement of a judgment, in which case such jurisdiction shall be non-exclusive) of the federal and state courts located in Suffolk County, Massachusetts, and venue in Suffolk County, Massachusetts.

11.6         Entire Agreement.  The Agreement contains the entire understanding of the Parties with respect to the subject matter hereof.  All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of the Agreement.  Except as expressly set forth in this Agreement, the Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties.

11.7         Headings.  The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

11.8         Independent Contractors.  It is expressly agreed that CUBIST and BIOCHEMIE shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency.  Neither CUBIST nor BIOCHEMIE shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party.

11.9         Waiver.  The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

11.10       Counterparts.  The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.11       Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

11.12       Third Party Beneficiaries.  Except as otherwise expressly provided in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or to give to any third party any rights or remedies by reason of this Agreement.  Except as otherwise expressly provided in this Agreement, there are no intended third party beneficiaries under or by reason of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this License Agreement as a sealed instrument as of the date first set forth above.

BIOCHEMIE GMBH		CUBIST PHARMACEUTICALS, INC.

By:	/s/ G. Ascher /s/ J. Gerstenbauer	By:	/s/ S.M. Rocklage
Name: G. Ascher	J. Gerstenbauer	Name: Scott M. Rocklage
Title Head ABRI	General Counsel	Title: Chairman and CEO

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

Schedule 1

(Section 1.9 - BIOCHEMIE Patents as of the Effective Date)

[*]

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

Schedule 2

(Section 1.13 - BIOCHEMIE Similar Compounds as of the Effective Date)

[*]

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

Schedule 3

(Section 1.13 - Criteria for BIOCHEMIE Similar Compounds Not Listed on Schedule 2)

[*]

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

Schedule 4

(Section 1.14 - BIOCHEMIE Trademarks)

[*]

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

Schedule 5

(Section 1.19 - Compound)

[*]

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

Schedule 6

(Section 5.3(a) - [*]

[*]

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

Schedule 7

(Section 5.3(b) - [*]

[*]

*Confidential Treatment Requested.  Omitted portions filed with the Commission.